UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 2, 2009

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Greenwich Office Park Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

On June 2, 2009, United Rentals, Inc. (the “Company”) announced that its subsidiary, United Rentals (North America), Inc. (“URNA”), is offering unsecured senior notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.  In the offering memorandum distributed to potential investors in connection with the offering, the Company disclosed the following information:

Recent Developments

The current economic downturn, and the resulting decreases in North American construction and industrial activities, has continued to adversely affect our revenues and operating results and has continued to decrease the demand for our equipment as well as the prices that we can charge.  For a discussion of the decrease in rental rates that we experienced in the first quarter of 2009, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.  Weakness in our end markets and its adverse impact on our rental rates has continued in the second quarter of 2009.

Although we expect that average rental rates for the second quarter of 2009, when compared to the second quarter of 2008, will decline by more than the 11.5% year-over-year decline we experienced in the first quarter of 2009, the sequential rate of decline on a month-to-month basis has recently begun to slow. Specifically, the sequential rate performance for the months of March (relative to February), April (relative to March) and May (relative to April) of 2009 was as follows: down 2.8%, down 1.6% and down 0.8%, respectively.

In spite of the continued pressure, and as previously communicated, we expect to generate approximately $300 million of free cash flow in 2009.  Within this, we expect to reduce selling, general and administrative expenses by $50 million to $60 million in 2009 compared to 2008.  Finally, we expect net rental capital expenditures for 2009 to approximate zero.

As a result of the continued economic downturn, we cannot provide assurances that our revenue and profitability results for any future periods will meet investor and market analyst expectations.

******

The Company defines free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements.  Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under generally accepted accounting principles. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicator of operating performance or liquidity.

******

The Company also disclosed the following information:

•      The combined revenues from national accounts customers and government agencies represented approximately 23% of its revenues for the three months ended March 31, 2009.

•      At May 29, 2009, $530 million, or 41%, and $10 million, or 5%, were available under URNA’s senior secured asset-backed revolving credit facility (the “ABL facility”) and accounts receivable securitization facility, respectively.

•      The condensed consolidating balance sheets included in the Company’s most recent Annual Report on Form 10-K and in its most recent Quarterly Report on Form 10-Q included $112 million and $109 million of long-term debt as of December 31, 2008 and March 31, 2009, respectively, that was classified as Foreign Non-Guarantor Subsidiary long-term debt.  These long-term debt amounts consist of Canadian dollar balances outstanding under its ABL facility and actually comprise Guarantor Subsidiary debt.  If these amounts had been reflected as Guarantor Subsidiary debt in the condensed consolidating balance sheets set forth in notes 18 and 8 to its most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, respectively, the total liabilities of the Guarantor Subsidiaries would have increased by $112 million, or 58%, to $306 million as of December 31, 2008 and would have increased by $109 million, or 83%, to $240 million as of March 31, 2009.  If this debt had been reflected as Guarantor Subsidiary debt, interest expense of the Guarantor Subsidiaries would have been $7 million for the year ended December 31, 2008 and $1 million for the three months ended March 31, 2009 and 2008. This correction only relates to the condensed consolidating financial information separately for Guarantor and Foreign Non-Guarantor Subsidiaries and has no impact on the Company’s consolidated total liabilities, stockholders’ equity, net income (loss) or cash flows for the reported periods.

Item 8.01.              Other Events.

On June 2, 2009, the Company issued a press release announcing that its subsidiary, URNA, is offering approximately $300 million aggregate principal amount of unsecured senior notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

1

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein and filed for the purpose of complying with Rule 135c under the Securities Act.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Press Release of United Rentals, Inc., dated June 2, 2009.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 2, 2009.

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen
Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Jonathan M. Gottsegen
Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of United Rentals, Inc., dated June 2, 2009.